Filed pursuant to Rule 424(b)(5)

Commission File No. 333-43530
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 31, 2000)

$1,000,000,000

EOP Operating Limited Partnership

$400,000,000 7  3/8% NOTES DUE 2003

$600,000,000 7  3/4% NOTES DUE 2007

Interest payable on May 15 and November 15

We may redeem the Notes due 2003 and the Notes due 2007 in whole or in part at any time prior to maturity at the redemption prices described more fully in this prospectus supplement beginning on page S-4.

NOTES DUE 2003 — PRICE 99.902% AND ACCRUED INTEREST, IF ANY

NOTES DUE 2007 — PRICE 99.604% AND ACCRUED INTEREST, IF ANY

		Underwriting	Proceeds, Before Expenses,
		Discounts and	to EOP Operating Limited
	Price to Public	Commissions	Partnership

Per Note due 2003	99.902%	.350%	99.552%

Total	$399,608,000	$1,400,000	$398,208,000

Per Note due 2007	99.604%	.625%	98.979%

Total	$597,624,000	$3,750,000	$593,874,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company on or about November 20, 2000.

Joint Book-Running Managers for the Notes due 2003

MORGAN STANLEY DEAN WITTER	GOLDMAN, SACHS & CO.

Joint Book-Running Managers for the Notes due 2007

MORGAN STANLEY DEAN WITTER	UBS WARBURG LLC

Co-Managers for the Notes due 2003 and the Notes due 2007

BANC OF AMERICA SECURITIES LLC

CHASE SECURITIES INC.

LEHMAN BROTHERS

MERRILL LYNCH & CO.

SALOMON SMITH BARNEY

November 15, 2000

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

EOP PARTNERSHIP

      EOP Operating Limited Partnership, or EOP Partnership, has a national portfolio of 380 office buildings comprising approximately 99.1 million square feet in 24 states and the District of Columbia. We have an ownership presence in 37 markets and 105 submarkets, enabling us to provide premium office space for a wide range of local, regional and national customers. We and our general partner, Equity Office Properties Trust, or Equity Office, were formed to continue and expand the national office property business organized by Samuel Zell, Chairman of the Board of Equity Office.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	EOP Partnership				EOP Partnership Predecessors

		For the years				For the years
		ended			For the period from	ended
	For the nine	December 31,		For the period from	January 1, 1997	December 31,
	months ended			July 11, 1997 through	through
	September 30, 2000	1999	1998	December 31, 1997	July 10, 1997	1996	1995

Ratio of earnings to fixed charges	1.92x	1.95x	2.04x	2.14x	1.56x	1.52x	1.05x

      Our ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, our earnings consist of income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items plus taxes, fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Our fixed charges consist of interest expense, capitalized interest and loan amortization cost.

USE OF PROCEEDS

      We will use the net proceeds from the offering of these notes to repay the outstanding balances under our $1 billion term loan and our $1 billion revolving credit facility, each dated as of May 12, 2000, and for general business purposes, including working capital. As of November 15, 2000, our floating rate term loan bore interest at LIBOR plus 80 basis points, or approximately 7.41% per annum, had a remaining maturity of approximately six months and had an outstanding balance of approximately $325 million. As of November 15, 2000, our floating rate revolving credit facility, which matures on June 19, 2003, had an effective interest rate of approximately 7.15% per annum and had an outstanding balance of approximately $612.6 million. Affiliates of UBS Warburg LLC, Banc of America Securities LLC and Chase Securities Inc., each of which is an underwriter in this offering, are lenders under our term loan and our revolving credit facility. These affiliates will receive a portion of the net proceeds from this offering of notes equal to approximately:

•	6.5%, 13.8% and 6.5%, respectively, of the amount of the term loan to be repaid; and

•	2.4%, 10.2% and 43.2%, respectively, of the amount of the revolving credit facility to be repaid.

DESCRIPTION OF NOTES

      The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities” beginning on page 4.

General

      We are initially offering $400,000,000 aggregate principal amount of our 7  3/8% notes maturing on November 15, 2003, or the notes due 2003, and $600,000,000 aggregate principal amount of our 7  3/4% notes maturing on November 15, 2007, or the notes due 2007. The notes will be issued as two separate series of debt securities under an indenture, which is more fully described in the accompanying prospectus. We may create and issue additional debt securities with the same terms as the notes due 2003 or the notes due 2007 so that the additional debt securities will form a single series with the notes due 2003 or the notes due 2007, as the case may be.

      We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2001, to the registered holders of the notes on the preceding May 1 or November 1, as the case may be.

      The notes are not repayable at the option of any holder before maturity.

      The notes will be issued as global debt securities. For more information, please refer to the section captioned “Description of Debt Securities — Global Securities” beginning on page 17 of the accompanying prospectus. The Depository Trust Company, or DTC, will be the depository with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC’s nominee, and will be deposited with DTC.

      The defeasance and covenant defeasance provisions of the indenture apply to the notes.

Optional Redemption

      We may redeem the notes due 2003 and the notes due 2007 at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to the redemption date, and the Make-Whole Amount, if any, as defined in the indenture and below, with respect to those notes. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

      If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the only right of the holders of those notes will be to receive payment of the redemption price.

      We will give notice of any redemption of any notes to registered holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price, the series and the aggregate principal amount of the notes to be redeemed.

      If we choose to redeem less than all of the notes of either series, we will notify U.S. Bank Trust National Association, the trustee under the indenture, at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the series and the aggregate principal amount of notes to be redeemed and the applicable redemption date. The trustee will select, in the manner it deems fair and appropriate, notes of the applicable series to be redeemed in part.

      As used in this prospectus supplement:

“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third New York business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

“Reinvestment Rate” means .25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Same-Day Settlement and Payment

      The underwriters will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

UNDERWRITING

      We are selling the notes to the underwriters named below under an underwriting agreement dated November 15, 2000. The underwriters and the aggregate principal amount of notes that each of them has severally agreed to purchase from us are as follows:

	Aggregate	Aggregate
	Principal	Principal
	Amount of	Amount of
Underwriter	Notes due 2003	Notes due 2007

Morgan Stanley & Co. Incorporated	$140,000,000	$210,000,000

Goldman, Sachs & Co.	140,000,000	—

UBS Warburg LLC	—	210,000,000

Banc of America Securities LLC	24,000,000	36,000,000

Chase Securities Inc.	24,000,000	36,000,000

Lehman Brothers Inc.	24,000,000	36,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	24,000,000	36,000,000

Salomon Smith Barney Inc.	24,000,000	36,000,000

Totals	$400,000,000	$600,000,000

      The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions precedent and that, when those conditions are satisfied, the underwriters will be obligated to purchase all of the notes.

      The underwriters initially propose to offer the notes of each series to the public at the respective public offering prices set forth on the cover of this prospectus supplement and to specified dealers at a price that represents a concession not in excess of .20% of the aggregate principal amount of the notes due 2003 and .375% of the aggregate principal amount of the notes due 2007. Any underwriter may allow, and any specified dealer may reallow, a concession not in excess of .10% of the aggregate principal amount of the notes due 2003 and .20% of the aggregate principal amount of the notes due 2007 to specified other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering prices and the selling terms.

      The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for the notes.

      We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, specified liabilities, including liabilities under the Securities Act of 1933.

      We estimate that we will spend approximately $150,000 for expenses of the offering.

      In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities at any time.

      In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have engaged, and expect in the future to engage, in investment banking, commercial banking, financial advisory and/or general financing transactions with us or our general partner, Equity Office, for which they have received, and may in the future receive, customary fees and commissions for these services. Affiliates of UBS Warburg LLC, Banc of America Securities LLC and Chase Securities Inc., each of which is an underwriter in this offering, are lenders under our term loan and our revolving credit facility, and each will receive its proportionate share of the net proceeds of the offering used to repay the outstanding balance under our term loan and our revolving credit facility. Because the amount to be repaid to these affiliates will exceed 10% of the net proceeds from the sale of the notes, this offering is being made under the provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

      The legality of the notes will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Brown & Wood LLP, New York, New York, will act as counsel to the underwriters.

PROSPECTUS

$2,000,000,000

EOP OPERATING LIMITED PARTNERSHIP
Debt Securities and Debt Warrants

      We may offer from time to time in one or more series our unsecured senior debt securities and our warrants exercisable for debt securities with an aggregate initial public offering price of up to $2,000,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. We refer to the debt securities and the warrants collectively as the “securities” in this prospectus. We may offer the securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus.

      We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The specific terms of the debt securities will include the specific title, series, aggregate principal amount, currency, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate, or manner of calculation thereof, and time of payment of interest, terms for redemption at our option or repayment at your option, if applicable, terms for sinking fund payments, additional covenants and any initial public offering price. The specific terms of the warrants will include the number and terms thereof, the designation, terms and principal amount of debt securities issuable upon exercise, the exercise price, the exercise date(s) or period(s), the terms of the offering and sale thereof, and, where applicable, the duration and detachability thereof. In the case of all securities, the specific terms will include whether the securities will be offered separately or as a unit with other securities.

      The applicable prospectus supplement also will contain information, where applicable, about U. S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

      We may offer the securities directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 20. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

      We encourage you to read this entire prospectus, including the related prospectus supplement, carefully before you make an investment in our securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 31, 2000.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this document include, among others, the factors discussed under the caption “Risk Factors” in our Form 10-K or in other reports filed with the SEC incorporated herein by reference, changes of a macroeconomic nature, including changes in the economic conditions affecting industries in which our principal tenants compete, the ability to timely lease or re-lease square footage at current or anticipated rents, the ability to achieve economies of scale over time, the demand for tenant services beyond those traditionally provided by landlords, changes in interest rates, changes in operating costs, future demand for our debt and equity securities and the ability to complete current and future development projects on time and on schedule. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results following completion of our recent merger with Cornerstone Properties Limited Partnership may differ materially from those expressed in these forward-looking statements. Many of the factors that determine these results are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      Our SEC filings are also available to the public on the SEC’s Web Site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. More recent information in this prospectus or any prospectus supplement or later information filed with the SEC will update and supersede previous information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and hereby are considered a part of this prospectus, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Such filings contain important information about us and our financial condition.

1999 Annual Report on Form 10-K	Filed on March 29, 2000
Amendment to Form 10-K on Form 10-K/ A	Filed on May 12, 2000
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000 and June 30, 2000	Filed on May 15, 2000 and August 14, 2000
Current Reports on Form 8-K	Filed on August 30, 2000, August 8, 2000, July 5, 2000, May 12, 2000, March 24, 2000, March 15, 2000 and February 16, 2000

      You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by writing or calling us at the following address:

EOP OPERATING LIMITED PARTNERSHIP
c/o Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Attention: Chief Legal Counsel
Telephone: (312) 466-3300

EOP PARTNERSHIP

      We are the operating partnership of Equity Office Properties Trust, a Maryland real estate investment trust whose shares are listed on the New York Stock Exchange under the trading symbol “EOP” and which we generally refer to as “Equity Office” in this prospectus. Equity Office is our sole general partner and owns the controlling interest in us. Equity Office owns substantially all of its assets and conducts all of its operations through us. We are engaged primarily in acquiring, owning, operating and leasing office properties. Equity Office is the nation’s largest publicly held owner and operator of office properties, with a portfolio of 380 office buildings containing approximately 98.9 million square feet in 24 states and the District of Columbia as of August 29, 2000. Equity Office, which has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      We were organized as a Delaware limited partnership in July 1997. Equity Office was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

      Our principal executive offices are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and our telephone number is (312) 466-3300.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities for general business purposes, including the repayment of outstanding debt and the acquisition or development of additional properties.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	EOP Partnership				EOP Partnership Predecessors

		For the years				For the years
		ended			For the period from	ended
	For the six	December 31,		For the period from	January 1, 1997	December 31,
	months ended			July 11, 1997 through	through
	June 30, 2000	1999	1998	December 31, 1997	July 10, 1997	1996	1995

Ratio of earnings to fixed charges	2.03x	1.95x	2.04x	2.14x	1.56x	1.52x	1.05x

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate and extraordinary items plus taxes, fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Fixed charges consist of interest expense, capitalized interest and loan amortization cost.

DESCRIPTION OF DEBT SECURITIES

      The following describes some of the general terms and provisions of the indenture dated as of August 29, 2000, between us and U.S. Bank Trust National Association, as trustee, which, together with any other trustee(s) appointed with respect to a particular series of debt securities, we refer to as the “trustee.” The particular terms of the debt securities will be set forth in a prospectus supplement relating to such debt securities and in the applicable form of note.

      The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee, or as described below under “Where You Can Find More Information” beginning on page 2 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and the debt securities and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and such debt securities. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture.

General

      The debt securities will be direct, unsecured obligations of EOP Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of EOP Partnership. Unless otherwise specified in the applicable prospectus supplement, Equity Office has no obligation for payment of principal of or interest on the debt securities. The debt securities may be issued in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Equity Office board of trustees, as general partner of EOP Partnership, or as established in the indenture or in one or more indentures supplemental to the indenture. All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301).

      The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

      Reference is made to the prospectus supplement relating to the series of debt securities being offered for the specific terms thereof, including:

•	the title and series designation of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method of determining the date or dates, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which those dates shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places, if other than the corporate trust office of the trustee, where:

—	the principal of, and premium or Make-Whole Amount (as defined below), if any, interest, if any, and additional amounts, if any, on the debt securities will be payable;

—	the debt securities may be surrendered for registration of transfer or exchange; and

—	notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, the currency or currencies in which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we have such an option;

•	our obligation, if any, to redeem, repay or repurchase the debt securities under any sinking fund or at the option of a holder of the debt securities, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be so redeemed, repaid or repurchased, in whole or in part;

•	if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of, and premium or Make-Whole Amount, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or other method, and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions contained in the indenture;

•	whether and, if so, under what circumstances we will pay additional amounts as contemplated in the indenture in respect of any tax, assessment or governmental charge and whether we will have the option to redeem the debt securities in lieu of making such payment; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special United States federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

      Reference is made to the applicable prospectus supplement for information with respect to any additions to, modifications of or deletions from the events of default or covenants set forth in the indenture, including any addition of any covenant or other provision granting special rights upon the occurrence of specified events to the holders of a particular series of debt securities.

      As used in the indenture and the description thereof herein:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any debt securities, the excess, if any, of (a) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (b) the aggregate principal amount of the debt securities being redeemed or paid.

“Reinvestment Rate” means .25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of, and premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 100 Wall Street, Corporate Trust Office, 16th floor, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Unless otherwise specified with respect to a particular series of debt securities, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and, at our election, may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner, all as more completely described in the indenture. Notice of the fixing of any special record date for the payment of defaulted interest is required to be given to the holders of the affected debt securities not less than 10 days prior to such special record date (Section 307).

      Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent, in addition to the trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

      Neither we nor the trustee under the indenture are required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Selected Indenture Covenants

      Limitations on Incurrence of Debt. We may not, and may not permit any of our Subsidiaries (as defined below) to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are us, Equity Office or any of our or Equity Office’s Subsidiaries, but only so long as such Debt is held solely by any of us, Equity Office or any of our or Equity Office’s Subsidiaries; and provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Total Assets (as defined below) as of the end of the fiscal quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC, or, if such filing is not required under the Exchange Act, with the trustee, prior to the incurrence of such additional Debt; and

•	the increase or decrease in our Total Assets from the end of such quarter, including, without limitation, any increase in our Total Assets resulting from the incurrence of such additional Debt; such increase or decrease together with our Total Assets is referred to as our “Adjusted Total Assets” (Section 1004(a)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Secured Debt on a consolidated basis is greater than 40% of our Adjusted Total Assets (Section 1004(b)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Debt, other than intercompany Debt (provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if the ratio of our Consolidated Income Available for Debt Service to our Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Debt and any other Debt incurred by us or our Subsidiaries since the first day of such four-quarter period, which was outstanding at the end of such period, had been incurred at the beginning of such period and continued to be outstanding throughout such period, and the application of the proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period;

•	the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility is computed based upon the average daily balance of such Debt during such period;

•	in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

•	in the case of any increase or decrease in our Total Assets, or any other acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, since the first day of such four-quarter period, including by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation (Section 1004(c)).

      Maintenance of Total Unencumbered Assets. We are required at all times to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our and our Subsidiaries’ outstanding Unsecured Debt on a consolidated basis (Section 1004(d)).

As used in the indenture and the description thereof herein:

      “Acquired Indebtedness” means Debt of a person existing at the time the person becomes a Subsidiary or that is assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

      “Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period by us and our Subsidiaries for Consolidated Interest Expense.

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for:

•	Consolidated Interest Expense;

•	provisions for taxes based on income;

•	amortization (other than amortization of debt discount) and depreciation;

•	provisions for losses from sales or joint ventures;

•	increases in deferred taxes and other noncash items;

•	charges resulting from a change in accounting principles; and

•	charges for early extinguishment of debt,

and less amounts which have been added in determining Consolidated Net Income during such period for provisions for gains from sales or joint ventures and decreases in deferred taxes and other noncash items.

      “Consolidated Interest Expense” means, for any period, and without duplication, all interest, including the interest component of rentals on leases reflected in accordance with generally accepted accounting principles as capitalized leases on our consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges, and all amortization of debt discount on all of our Debt and the Debt of our Subsidiaries, including payment-in-kind, zero coupon and other securities, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

      “Consolidated Net Income” for any period means the amount of net income or loss of EOP Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Debt” means, without duplication, any indebtedness of EOP Partnership and its Subsidiaries, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us and our Subsidiaries;

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; and

•	any lease of property by us or our Subsidiaries as lessee which is reflected in our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness listed immediately above to the extent that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles.

      The term “Debt” also includes, to the extent not otherwise included:

•	any obligation by us or any of our Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than EOP Partnership or any Subsidiary);

•	Debt of a Subsidiary of EOP Partnership existing prior to the time it became our Subsidiary is deemed to be incurred upon such Subsidiary becoming our Subsidiary; and

•	Debt of a person existing prior to a merger or consolidation of such person with EOP Partnership or any of our Subsidiaries in which such person is the successor to EOP Partnership or such Subsidiary, which, for purposes of the indenture, is deemed to be incurred upon the consummation of such merger or consolidation.

      The term “Debt” does not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with generally accepted accounting principles.

      “Secured Debt” means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt is deemed to be incurred:

•	on the date EOP Partnership or any Subsidiary of EOP Partnership creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date; or

•	on the date EOP Partnership or any Subsidiary of EOP Partnership first secures such Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

      “Subsidiary” means:

•	a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by us or by one or more of our Subsidiaries;

•	a partnership, limited liability company, trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes, the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries; and

•	one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in Article I, Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries.

      “Total Assets” as of any date means the sum of (a) our and our Subsidiaries’ Undepreciated Real Estate Assets and (b) all of our and our Subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Total Unencumbered Assets” as of any date means the sum of (a) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (b) all of our and our Subsidiaries’ other assets on a consolidated basis not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unsecured Debt” means our and our Subsidiaries’ Debt that is not Secured Debt.

      Existence. Except as permitted under “— Merger, Consolidation or Sale” below, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we are not required to preserve any right or franchise if the Equity Office board of trustees determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of our debt securities (Section 1006).

      Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business or the business of any of our Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements, all as in our reasonable judgment may be necessary so that our business may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries may not be prevented from discontinuing the operation and maintenance of any of the properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of our debt securities (Section 1007).

      Insurance. We are required to, and are required to cause each of our Subsidiaries to, maintain insurance coverage by financially sound and reputable insurance companies in such forms and amounts and against such risks as are customary for companies of established reputation engaged in the same or a similar business (Section 1008).

      Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any of our Subsidiaries or upon our income, profits or property or that of any of our Subsidiaries;

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our Subsidiaries;

provided, however, that we are not required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings so long as appropriate reserves are established therefor in accordance with generally accepted accounting principles (Section 1009).

      Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, we are required under the indenture, to the extent permitted under the Exchange Act, to file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) if we were so subject; such documents to be filed with the SEC on or prior to the respective dates by which we would have been required to file such documents if we were so subject. We will also in any event:

•	within 15 days of each required filing date:

—	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register for the debt securities, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections; and

—	file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections; and

•	if filing such documents by us with the SEC is not made under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1010).

Merger, Consolidation or Sale

      We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	we are the continuing entity, or the successor entity or the transferees or assignees of such assets, if other than us, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease, subject to our continuing obligations set forth in the indenture, or otherwise, either directly or indirectly, shall expressly assume payment of the principal of, and premium or Make-Whole Amount, if any, and interest on all the debt securities issued by us under the indenture and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States entity;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or any of our Subsidiaries as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the trustee (Sections 801 and 803).

Events of Default, Notice and Waiver

      The following events are “events of default” with respect to the debt securities of a series:

•	default by us for 30 days in the payment of any installment of interest or any additional amounts payable on any debt securities of such series;

•	default by us in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt securities at their maturity;

•	default by us in the deposit of any sinking fund payment due under the terms of any particular series of debt securities;

•	default by us in the performance, or breach by us, of any of our other covenants contained in the indenture; such default having continued for 60 days after written notice as provided pursuant to the indenture;

•	default by us in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the indenture; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for EOP Partnership or any Significant Subsidiary, as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, of EOP Partnership or any of their respective property. (Section 501).

      If an event of default under the indenture occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount of all of the debt securities of such series to be due and payable immediately by written notice thereof to EOP Partnership, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to such debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of such outstanding debt securities may rescind and annul such declaration and its consequences if:

•	we shall have paid or deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on such debt securities, plus required fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal of, or specified portion thereof, or premium or Make-Whole Amount, if any, or interest on such debt securities, or additional amounts with respect to such debt securities have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture (Section 502).

      The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any such debt securities or any additional amounts with respect to any debt security of such series or any related coupon; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee will be required to give notice to the holder of debt securities within 90 days of a default under the indenture unless such default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any default (except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any debt securities or any additional amounts with respect to any debt security of such series or in the payment of any sinking fund installment in respect of any debt securities) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601).

      The indenture provides that no holder of debt securities or related coupon may institute any proceedings, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of a series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium or Make-Whole Amount, if any, and interest on, and any additional amounts in respect of, such debt securities at the respective due dates thereof (Section 508).

      Subject to the provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of such debt securities, or of exercising any trust or power conferred upon the trustee in respect of such debt securities and related coupons. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein, but may take any other action deemed proper by the trustee which is not inconsistent with such direction. (Section 512).

      Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers of Equity Office, our general partner, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indenture

      Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series which is affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each such debt security affected thereby:

•	change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, or any installment of principal of or interest on, or any additional amounts with respect to, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of, any such debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of the acceleration of the maturity of such security or the amount thereof that would be payable in bankruptcy, or adversely affect any right of repayment at the option of the holder;

•	change the place of payment, or the coin or currency, for payment of principal of, or premium or Make-Whole Amount, if any, or interest on, or any additional amounts with respect to, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above stated percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each such debt security affected thereby (Section 902).

      A debt security shall be deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such debt security has been canceled or redeemed.

      The indenture provides that the holders of not less than a majority in principal amount of outstanding debt securities of a series have the right to waive compliance by EOP Partnership with specified covenants in the indenture in respect of such debt securities (Section 1013). Compliance with the covenants described herein and such additional covenants with respect to the debt securities of a series generally may not be waived by the Equity Office board of trustees, as our general partner, or by the trustee.

      Modifications and amendments of the indenture will be permitted to be made by us and the trustee without the consent of any holder for any of the following purposes:

•	to evidence the succession or addition of another person to us as obligor under the indenture;

•	to add to our covenants for the benefit of the holders or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change provisions of the indenture relating to bearer securities, to the extent permitted by the indenture;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination becomes effective only when there is no security outstanding under the indenture of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to permit or facilitate the issuance of debt securities in uncertificated form, provided, that such action shall not adversely affect the interests of the holders in any material respect;

•	to secure the debt securities;

•	to establish the form or terms of additional debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities under the indenture provided that such action shall not adversely affect the interests of the holders in any material respect (Section 901).

      The indenture contains provisions for convening meetings of the holders of debt securities (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by EOP Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of any series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities duly held in accordance with the indenture will be binding on all holders of debt securities of such series, whether or not present or represented at the meeting. The quorum at any meeting of holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

      We may discharge specified obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest, and any additional amounts with respect thereto, to the date of such deposit, if such debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be (Section 401).

      The indenture provides that, if the provisions of article fourteen of the indenture are made applicable to the debt securities of or within any series under section 301 of the indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust (“defeasance”) (Section 1402) or (b) to be released from our obligations with respect to the debt securities under the covenants described under “—Selected Indenture Covenants” above and, if specified in the terms of such series, our obligations with respect to any other covenant (other than covenants relating to the payment of principal, interest, additional amounts or Make-Whole Amounts), and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at the stated maturity date of the debt securities, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

      Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or change in applicable United States Federal income tax law occurring after the date of the indenture (Section 1404).

      “Government Obligations” means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by an acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series; (a) the holder of a debt security of such series is entitled to, and does, elect under the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Community or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established.

      If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default resulting from any failure to comply with the covenants described under “—Selected Indenture Covenants” above with respect to any other covenant as to which there as been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of any such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provision, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Global Securities

      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised EOP Partnership that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Principal, Make-Whole Amount and interest payments on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or EOP Partnership, subject to any statutory or regulation requirements as may be in effect from time to time. Payments of principal, Make-Whole Amount and interest to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither EOP Partnership nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any other debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement, each, a warrant agreement, to be entered into between the EOP Partnership and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent of in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the warrants;

•	the title, aggregate principal amount and terms of the other debt securities offered thereby with which the warrants are issued and the number of the warrants issued with each such debt security offered thereby;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	the price (which may be expressed as a percentage of the principal amount and may be payable in cash, securities or other property) at which the related debt securities may be purchased upon exercise of the warrants;

•	the date(s) on which or the period(s) during which the right to exercise the warrants will commence and the date on which the right will expire, and any other restriction or limitation relating to the exercise of the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      We may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act. We also may offer and sell debt securities upon the exercise of warrants. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specified civil liabilities, including liabilities under the Securities Act of 1933, as amended.

      If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by specified institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts, or contracts, providing for payment and delivery on the date or dates stated in such prospectus supplement. Each such contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to such contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Such contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

      Some of the underwriters and their affiliates may engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of EOP Partnership included in EOP Partnership’s Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this registration statement. The EOP Partnership consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Cornerstone Properties Limited Partnership incorporated in this Registration Statement by reference to the audited historical financial statements included in EOP Operating Limited Partnership’s Form 8-K dated July 5, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The legality of the securities will be passed upon for EOP Partnership by Hogan & Hartson L.L.P., Washington, D.C.